XCL Ltd. and Subsidiaries

    Exhibit 11-Computation of Earnings Per Common and Common
                        Equivalent Share

        (Amounts in thousands except, per share amounts)

                                          Three Months Ended     Six Months Ended
                                               June 30                 June 30
                                          ------------------     ----------------
                                             1997      1996         1997      1996
PRIMARY:

Net loss                                 $ (1,215)  $ (3,062)    $  (2,426)  $ (4,703)

Dividends on preferred stock               (1,912)      (416)       (3,316)      (447)
                                          -------    -------      --------    -------
Net loss attributable to common stock    $ (3,127)  $ (3,478)    $  (5,742)  $ (5,150)
                                          =======    =======      ========    =======
Weighted average number of shares
   common stock outstanding               293,529    263,343       292,673    260,061

Common stock equivalents (computed
  using treasury stock method)                 --         --            --         --
                                          -------    -------      --------    -------
Average number of shares of common
 stock and common stock
 equivalents outstanding                  293,529    263,343       292,673    260,061
                                          =======    =======       =======    =======
Net loss per common and common
  equivalent share                      $    (.01)  $   (.01)     $   (.02)  $   (.02)
                                         ========    =======       =======     ======
FULLY DILUTED:

  Fully diluted net loss per common
    and common equivalent share              (1)        (1)           (1)       (1)


----------
(1)     All amounts are anti-dilutive or immaterial and therefore
not presented in the financial statements.
